Exhibit 3.176

Certificate of the Incorporation of a Company No. of Company: 100275 IT IS HEREBY CERTIFIED that MARINE BLUE LIMITED is this day incorporated under the Companies Act and that the company is limited. Given at Gibraltar, this 11th day of February Two Thousand and Eight.